Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2011 RESULTS

Lake Forest, IL, October 17, 2011 – Packaging Corporation of America (NYSE: PKG) today reported third quarter 2011 net income of $42 million, or $0.42 per share, which included after-tax charges of $1 million, or $0.01 per share, from asset disposals related to major energy projects. Net income, excluding these charges, was $43 million, or $0.43 per share, compared to third quarter 2010 net income of $62 million, or $0.60 per share, which excludes income from cellulosic biofuel credits and asset disposal charges.

Higher volume improved earnings by $0.04 per share compared to last year’s third quarter, but higher costs ($0.18), sales mix ($0.02) and price ($0.01) more than offset this improvement. The higher costs included transportation ($0.04), recycled fiber ($0.04), labor and benefits ($0.04), energy ($0.02), chemicals ($0.02) and other items ($0.02).

Excluding special items, net income for the first nine months of 2011 was $122 million, or $1.21 per share, compared to $113 million, or $1.10 per share in 2010. This earnings increase was driven by price and mix ($0.41), higher volume ($0.15), lower interest expense ($0.03) and lower energy usage ($0.03). These items were partially offset by cost increases of $0.51 per share for essentially the same items noted above for the third quarter.

Net sales were $671 million, up 4.4% compared to the third quarter of 2010, and year-to-date net sales were $2.0 billion, up 8.7% over 2010.

Corrugated products shipments were up 6.6%, including 1.4% from acquisitions, and outside sales of containerboard were equal to last year’s third quarter. Containerboard production was 650,000 tons, up 4,000 tons over the third quarter of 2010. Containerboard inventories at the end of September were 22,000 tons below 2010 year-end levels.

Commenting on results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “Our corrugated products demand remained strong throughout the quarter. Our mills and box plants ran exceptionally well setting quarterly records for production and sales. Cost inflation, however, continued to impact our results and remains a concern. Finally, our major energy projects at our Counce, Tennessee and Valdosta, Georgia linerboard mills remain on schedule for a December 1 completion.”

“Looking ahead to the fourth quarter,” Mr. Kowlzan added, “corrugated products volume and mill production should be lower than the third quarter with four less corrugated products shipping days and the normal seasonal decline in demand. We expect higher costs with lower mill and box plant volume, higher energy usage with colder weather, and higher interest expense. Recycled fiber costs should be lower, and we also expect some cost benefits as the energy projects start-up. Considering these items, we expect fourth quarter earnings to be about $0.37 per share.”

PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.44 billion in 2010. PCA operates four paper mills and 69 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 3rd Quarter 2011 Earnings Conference Call

WHEN:	Tuesday, October 18, 2011
10:00 a.m. Eastern Time

NUMBER:	(866) 261-3330 (U.S. and Canada) or (703) 639-1224 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 18, 2011 1:00 p.m. Eastern Time through
November 1, 2011 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1553964

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended Sept. 30,
(in millions, except per share data)	2011	2010
Net sales	$670.8	$642.8
Cost of sales	(533.1)	(476.3)

Gross profit	137.7	166.5
Selling and administrative expenses	(48.9)	(47.2)
Corporate overhead	(16.4)	(15.5)
Alternative fuel mixture tax credits	—	(111.9	)(1)
Other expense, net	(1.2)	(4.2)

Income (loss) before interest and taxes	71.2	(12.3)
Interest expense, net	(6.7)	(7.9)

Income (loss) before taxes	64.5	(20.2)
(Provision) benefit for income taxes	(22.7)	113.5	(2)

Net income	$41.8	$93.3

Earnings per share:
Basic	$0.42	$0.92

Diluted	$0.42	$0.91

Basic common shares outstanding	99.0	101.8
Diluted common shares outstanding	100.0	102.7

Supplemental financial information:
Capital spending	$69.8	$75.6
Cash balance	40.1	172.8

Notes to Consolidated Earnings Results

(1)	Represents the reversal of a portion of the income recorded for alternative fuel mixture credits with the recording of the cellulosic biofuel producer credits.
(2)	Includes the tax benefit of recording $145.3 million of cellulosic biofuel producer credits.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Nine Months Ended Sept. 30,
(in millions, except per share data)	2011	2010
Net sales	$1,965.8	$1,808.9
Cost of sales	(1,558.0)	(1,424.0)

Gross profit	407.8	384.9
Selling and administrative expenses	(145.1)	(136.1)
Corporate overhead	(48.3)	(43.6)
Alternative fuel mixture tax credits	—	(102.6	)(1)
Other expense, net	(9.5)	(13.6)

Income before interest and taxes	204.9	89.0
Interest expense, net	(19.9)	(24.7)

Income before taxes	185.0	64.3
(Provision) benefit for income taxes	(66.4)	86.2	(2)

Net income	$118.6	$150.5

Earnings per share:
Basic	$1.19	$1.48

Diluted	$1.17	$1.46

Basic common shares outstanding	99.9	101.9
Diluted common shares outstanding	101.0	102.8

Supplemental financial information:
Capital Spending	$215.0	$230.9

Notes to Consolidated Earnings Results

(1)	Includes an expense of $111.9 million for the reversal of a portion of the income recorded for alternative fuel mixture credits with the recording of the cellulosic biofuel producer credits, partially offset by additional income of $9.2 million recorded in the first quarter of 2010 due to the reversal of reserves related to the calculation of the alternative fuel mixture credits.
(2)	Includes the tax benefit of recording $145.3 million of cellulosic biofuel producer credits.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended September 30,
	2011		2010
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$41.8	$0.42	$93.3	$0.91

Special items:
Asset disposal charges (2)	1.0	0.01	1.8	0.02
Alternative fuel mixture credits (3)	—	—	111.9	1.09
Cellulosic biofuel producer credits(4)	—	—	(145.3)	(1.42)

Total special items	1.0	0.01	(31.6)	(0.31)

Excluding special items	$42.8	$0.43	$61.7	$0.60

	Nine Months Ended September 30,
	2011		2010
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$118.6	$1.17	$150.5	$1.46

Special items:
Asset disposal charges (2)	4.2	0.04	5.4	0.05
Alternative fuel mixture credits (3)	—	—	102.6	1.01
Cellulosic biofuel producer credits(4)	—	—	(145.3)	(1.42)
Medical benefits reserve adjustment (5)	(1.0)	—	—	—

Total special items	3.2	0.04	(37.3)	(0.36)

Excluding special items	$121.8	$1.21	$113.2	$1.10

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents charges from asset disposals related to major energy projects and, additionally for the first and third quarters of 2010, two plant closures.
(3)	Represents reversal of a portion of income previously recorded from alternative fuel mixture credits due to the splitting of alternative fuel gallons produced in 2009 between alternative fuel mixture credits and cellulosic biofuel producer credits. Additionally, during the first quarter of 2010, income of $9.2 million was recorded due to the reversal of reserves related to the calculation of the alternative fuel mixture credits.
(4)	Represents additional income on an after-tax basis from recording a portion of the alternative fuel gallons produced in 2009 as cellulosic biofuel producer credits.
(5)	Represents income from an adjustment to reserves related to medical benefits.